UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  May 21, 2015
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in its Current Report on Form 8-K filed on January 22, 2015 by Emergent BioSolutions Inc., the company's board of directors appointed Jerome Hauer to serve as a Class III director of the company with an initial term expiring at the 2015 annual meeting of stockholders. On May 21, 2015, the board appointed Dr. Hauer to serve on the scientific review committee and the strategic operations committee of the board of directors.

Item 5.07             Submission of Matters to a Vote of Security Holders.

The company held its 2015 annual meeting of stockholders on May 21, 2015. A total of 36,198,195 shares of the company's common stock were present or represented by proxy at the meeting, which represented approximately 94.45% of the company's 38,324,052 shares of common stock that were outstanding and entitled to vote at the meeting, as of the record date of March 31, 2015. Stockholders considered the three proposals outlined below, each of which is described in more detail in the company's definitive proxy statement filed with the SEC on April 10, 2015.

Proposal 1. The election of four nominees to serve as Class III directors, each for a term of three years. All director nominees were elected. The voting results were as follows:

Nominees	For	Withheld
Daniel J. Abdun-Nabi	33,431,815	321,879
Dr. Sue Bailey	33,450,268	303,426
Dr. Jerome Hauer	33,449,859	303,835
Dr. John E. Niederhuber	33,447,153	306,541

Proposal 2. The ratification of the appointment by the audit committee of Ernst & Young LLP as the company's independent registered public accounting firm for fiscal year 2015. Proposal 2 was approved. The voting results were as follows:
For	Against	Abstaining	Broker Non-Votes
35,768,521	377,694	51,980	0

Proposal 3. An advisory vote to approve the compensation of the company's named executive officers. Proposal 3 was approved. The voting results were as follows:
For	Against	Abstaining	Broker Non-Votes
30,563,841	3,131,378	58,475	2,444,501

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2015	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ A.B. Cruz III A.B. Cruz III Executive Vice President, General Counsel and Corporate Secretary